CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” and to the use of our report dated July 14, 2005, on AEROTELESIS INC. financial statements for the year ended March 31, 2005 included in the Registration Statement (Form SB-2, NO. 333-126137) and related Prospectus of AEROTELESIS INC. date March 14, 2006.

/s/ Killman, Murrell & Company, P.C.
Odessa, Texas
March 14, 2006